EXHIBIT 10.17

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) dated as of May 2, 2007, is made by and among AMERICAN DEFENSE SYSTEMS, INC., a Delaware corporation (the “Company”), A. J. PISCITELLI & ASSOCIATES, INC., a New York corporation (“AJP”), and each other Subsidiary (as defined below) that becomes a party to this Agreement in accordance with the provisions set forth below (together with the Company and AJP collectively, the “Borrowers”, and individually, a “Borrower”), and COMMERCE BANK, N.A., a national banking association (the “Lender”).

RECITALS

The Bank has agreed to extend credit to the Borrowers subject to the terms and conditions hereof.  Accordingly, for good and valuable consideration, the receipt and sufficiency of which are acknowledged the Lender and the Borrowers agree as follows:

AGREEMENT

1.             Definitions.  As used in this Agreement, the following terms shall have the meanings assigned to them on the attached Schedule of Defined Terms, which meanings shall be equally applicable to the singular and plural forms of terms defined.

2.             Revolving Line of Credit.

(a)           Amount.  Subject to the terms and conditions of this Agreement, the Lender agrees to establish a revolving line of credit in favor of the Borrowers (the “Revolving Credit”).  The aggregate principal amount of Advances under the Revolving Credit outstanding at any time shall not exceed the lesser of the Borrowing Base or $12,000,000 (the “Revolving Credit Amount”).  Within this limit, the Borrowers may borrow, repay and reborrow until the Termination Date.  Each Borrower authorizes the Lender to make Advances from time to time in amounts sufficient to pay checks drawn on the operating accounts of such Borrower with the Lender, subject to the terms and conditions set forth in this Agreement.  Each Borrower appoints the Company as its agent to request and receive the proceeds of the Advances on behalf of all Borrowers.  The Company agrees to distribute the proceeds of the Advances among the Borrowers when and as needed by the Borrowers for working capital.  Advances may be requested by those individuals designated by the Company from time to time in written instruments delivered to the Lender; provided, however, that the Borrowers shall remain liable with respect to any Advance disbursed by the Lender in good faith hereunder, even if such Advance is requested by an individual who has not been so designated.  The proceeds of each Loan will be credited to a deposit account maintained with the Lender by the Company.

(b)           Interest.  Advances shall bear interest at a per annum rate equal to the Applicable Margin plus LIBOR.  Accrued interest shall be payable monthly, in arrears, on the first day of each month, and on the Termination Date.  The interest rate shall be adjusted daily to reflect LIBOR then in effect.

(c)           Use of Proceeds.  The proceeds of Advances shall be used to pay current operating expenses, carry accounts receivable and for other short-term working capital needs of the Borrowers and for other general corporate purposes.

(d)           Letter of Credit Facility.  The Company may request that the Lender issue letters of credit for the account of one or more of the Borrowers from time to time prior to the Termination Date.  The purpose, form and substance of each letter of credit must be acceptable to the Lender.  Unless otherwise approved by the Lender, no letter of credit shall have a term of more than one year, and in no event shall a letter of credit expire later than the Termination Date.  At least five Business Days prior to the issuance of a letter of credit, the Borrowers shall execute and deliver an Application and Agreement for Irrevocable Standby Letter of Credit on the Lender’s standard form.  The Lender shall be reimbursed on demand by the Borrowers for any draws paid by the Lender under a letter of credit, together with interest from the date of such demand at the Base Rate.  The Borrowers shall pay a nonrefundable commission to the Lender for each letter of credit equal to the Applicable Margin per annum, as of the date of issuance or renewal, of the face amount, payable in advance on the date of issuance and each renewal for the number of days the letter of credit is to be outstanding (calculated on the basis of a year of 360 days) and an opening fee of $500.  At no time shall the aggregate amount of outstanding letters of credit exceed $250,000 and the Lender shall not be required to issue any letter of credit that would cause the outstanding Advances to exceed the Borrowing Base.  If the Lender issues a letter of credit for the account of any one or more of the Borrowers at any time, the amount available to be drawn under the Revolving Credit shall be reduced by the amount of such letter of credit.

(e)           Payments.  The unpaid principal balance of the Advances and all accrued and unpaid interest thereon shall be repaid on the Termination Date.  The Borrowers agree that if the sum of the outstanding Advances and letters of credit exceeds the Borrowing Base at any time the Borrowers shall prepay the Advances immediately in an amount equal to the excess.

(f)            Annual Fee.  The Borrowers agree to pay to the Lender on the date of this Agreement and on each anniversary thereof an annual loan fee equal to 0.125% of the Revolving Credit Amount.

(g)           Unused Fee.  The Borrowers agree to pay to the Lender a fee on the Unused Revolving Credit Balance outstanding from time to time calculated at the rate of 0.25% per annum, which fee shall accrue on a daily basis, beginning on the date of this Agreement, and shall be payable in arrears, on the first Business Day of each January, April, July and October, beginning on July 1, 2007, and on the Termination Date.

3.             Term Loan.

(a)           Amount.  Subject to the terms and conditions of this Agreement, the Lender agrees to make a term loan to the Borrowers (the “Term Loan”) in an amount not greater than $3,000,000.

(b)           Interest.  The Term Loan shall bear interest at a per annum rate equal to 3.00% plus LIBOR.  Accrued interest shall be payable monthly, in arrears, on the first day of each month.  The interest rate shall be adjusted daily to reflect LIBOR then in effect.

(c)           Use of Proceeds.  Disbursements of the Term Loan shall be made from time to time until October 30, 2007 (the “Conversion Date”).  The proceeds of the Term Loan shall be used to finance costs incurred by the Borrowers for accounting software upgrades for the Borrowers, the purchase of equipment and fixed assets to be used by the Borrowers in the ordinary course of business and improvements to office space occupied by the Borrowers (the “Fixed Asset Costs”).  Each request for a Term Loan disbursement shall be made in writing to the Lender not less than three Business Days prior to the date of such disbursement and shall be accompanied by the applicable purchase orders, invoices, receipts or other documentation acceptable to the Lender setting for the amount of the Fixed Asset Costs to be financed with such disbursement.  No Term Loan disbursement shall exceed 100% of the Fixed Asset Costs incurred by the Borrowers, and the Lender shall not be required to make any Term Loan disbursement that would cause the sum of the outstanding Advances to exceed the Borrowing Base.

(d)           Payments.  The principal amount of the Term Loan outstanding on the Conversion Date shall be repaid in equal consecutive installments, due on the first day of each month, beginning on November 1, 2007, to and including July 1, 2010, when the unpaid principal balance of the Term Loan and all accrued and unpaid interest thereon shall be due and payable in full.  The amount of each such principal installment shall be equal to the principal balance of the Term Loan outstanding on the Conversion Date divided by 33.

(e)           Term Loan Fee.  The Borrowers agree to pay to the Lender on the date of this Agreement a fee of $18,000.

(f)            Prepayment.  The Term Loan may be prepaid by the Borrowers in whole or in part at any time, without premium or penalty.  Partial prepayments shall be applied to installments due with respect to the Term Loan in the inverse order of maturity.  Prepayments of the Term Loan may not be reborrowed.

4.             Payment Terms.

(a)           Computations.  All computations of interest and fees shall be made by the Lender on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or other fees are payable.

(b)           Charge to Account.  Each Borrower agrees that the Lender may debit account number 3980076875 or any other operating account maintained by such Borrower with the Lender for payments due to the Lender under the Loan Documents.

(c)           Default.  If an Event of Default occurs under the applicable Loan Documents, and while such Event of Default is continuing the interest rate on the Obligations and the fee charged for any letter of credit may be increased to 3.00% above the rate otherwise in effect.

(d)           Late Charge.  The Lender may assess a late charge of 5% for any payment due under the Loan Documents that is fifteen days or more past due.

(e)           Capital Adequacy.  If any present or future law, governmental rule, regulation, policy, guideline, directive or similar requirement (whether or not having the force of law) imposes, modifies, or deems applicable any capital adequacy, capital maintenance or similar requirement which affects the manner in which the Lender allocates capital resources to its commitments (including any commitments hereunder), and as a result thereof, in the opinion of the Lender, the rate of return on the Lender’s capital with regard to the Obligations is reduced to a level below that which the Lender would have achieved but for such circumstances, then in such case and upon notice from the Lender to the Borrowers, from time to time, the Borrowers shall pay the Lender such additional amount or amounts (which shall include a detailed description of the calculations thereof) as shall compensate the Lender for such reduction in the Lender’s rate of return.  Such notice shall contain the statement of the Lender with regard to any such amount or amounts which shall, in the absence of manifest error, be binding upon the Borrowers.  In determining such amount, the Lender may use any reasonable method of averaging and attribution that it deems applicable.

5.             Security Agreement.  The Obligations shall be secured by a security interest in all assets of each Borrower, including, without limitation, all accounts, chattel paper, equipment, fixtures, general intangibles, instruments, inventory and investment property of each Borrower as described in each Security Agreement.

6.             Conditions.

(a)           Conditions to Closing.  The following are conditions precedent to the initial Advance and the initial disbursement of the Term Loan:

(i)            Loan Documents.  Receipt by the Lender of all Loan Documents, duly executed by all applicable parties;

(ii)           Organizational Documents.  Receipt by the Lender of certified copies of resolutions and organizational documents of each Borrower, a certificate as to the incumbency and signatures of the authorized officers or representatives of each Borrower, and current good standing certificates issued by the appropriate public officials in the state of formation of each Borrower and each jurisdiction in which such Borrower does business;

(iii)          Perfection.  Financing statements perfecting the Lender’s security interest in the Collateral shall be filed, all conflicting financing statements shall be terminated and all other actions required by the Lender to perfect its Liens in the Collateral shall be completed to the Lender’s satisfaction;

(iv)          Insurance.  Receipt by the Lender of certificates or policies of insurance confirming that all insurance required by the Loan Documents has been obtained;

(v)           Collateral/Systems Report.  Completion by the Lender of a satisfactory examination report of the Collateral and each Borrower’s systems;

(vi)          Landlord Waivers.  Receipt by the Lender of such landlord and mortgagee waivers as it deems to be necessary to protect its security interest in the Collateral, provided, however, that if the Lender elects to close without all of such waivers, the Borrowers agree to provide such waivers to the Lender not later than 30 days after the date on which the Term Loan is disbursed;

(vii)         Borrowing Availability.  Receipt and review by the Lender of initial Borrowing Base availability supported by the Borrowers’ accounts receivable aging report and Borrowing Base Certificate as of March 31 2007;

(viii)        Financial Statements.  Receipt and approval by the Lender of the Company’s audited consolidated financial statements for its fiscal year ended on December 31, 2006;

(ix)           References.  Receipt by the Lender of satisfactory references from the contracting officers and the contract managers for contracts with Customers;

(x)            Opinion of Counsel.  Receipt by the Lender of an opinion of counsel to the Borrowers;

(xi)           Structure and Management.  The corporate capital and ownership structure and management of the Borrowers shall be satisfactory to the Lender;

(xii)          No Material Adverse Change.  There shall not have occurred a material adverse change since December 31, 2006 in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrowers taken as a whole or in the facts and information regarding the Borrowers as represented to the Lender;

(xiii)         No Litigation.  Except as set forth on Schedule 6 (a)(xiii), attached hereto, no action, suit, investigation or proceeding shall be pending or threatened in any court or before any arbitrator or governmental authority that purports (1) to materially and adversely affect the Borrowers, or (2) to affect any transaction contemplated hereby or the ability of the Borrowers to perform their respective obligations under the Loan Documents; and

(xiv)        Satisfactory Documents.  All documents, certificates and opinions delivered under this Agreement must be in form and substance satisfactory to the Lender and its counsel;

(b)           Conditions to each Disbursement.  The following are conditions precedent to  each disbursement of an Advance or the Term Loan:

(i)            No Defaults.  No Default shall be continuing; and

(ii)           Representations.  All representations and warranties of each Borrower contained in this Agreement or any Loan Document shall be true and correct.

7.             Representations and Warranties.  In order to induce the Lender to extend credit to the Borrowers, each Borrower represents and warrants as follows, as of the date of this Agreement and as of the date of the disbursement of each Advance and issuance of each letter of credit hereunder:

(a)           Execution of Documents.  Each Borrower is an entity duly formed, validly existing and in good standing, and has the power and has taken all of the necessary actions to execute, deliver and perform the terms of the Loan Documents.  When executed and delivered, the Loan Documents will be binding obligations of each Borrower, enforceable in accordance with their terms and will not violate any provisions of law or conflict with, result in a breach of or constitute a default under the organizational documents of any Borrower under any other agreement to which any Borrower is a party.

(b)           Financial Statements.  The Company has furnished to the Lender (1) the audited consolidated balance sheet of the Company as of December 31, 2006, and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal year of the Company then ended prepared by Jewett, Schwartz, Wolfe & Associates (the “Current Auditors”), and (2) the unaudited consolidated balance sheet of the Company as of February 28, 2007, and the related unaudited consolidated statements of income and cash flows of the Company for the two months then ended, certified by the chief financial officer of the Company.  Such financial statements fairly present in all material respects the consolidated financial condition of the Company as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (2).  Since December 31, 2006, there have been no changes with respect to the Company which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

(c)           No Litigation.  Except as set forth on Schedule 6 (a)(xiii), attached hereto, there is no action, suit, investigation or proceeding pending or, to the knowledge of any Borrower, threatened against or affecting any Borrower that may, either in any case or in the aggregate, result in any material adverse change in the business, properties or assets or in the condition, financial or otherwise, of any Borrower, or that may result in any material liability on the part of any Borrower.

(d)           Debarment.  No event has occurred and no condition exists that may result in the debarment or suspension of any Borrower from any Government Contracts, and no Borrower nor any Affiliate of a Borrower been subject to any such debarment or suspension.

(e)           Title to Assets.  Each Borrower has good and marketable title to all of its assets, subject only to the Liens and security interests permitted by this Agreement.

(f)            Use of Proceeds.  The Advances, the letters of credit  and the Term Loan shall be used only for the purposes described in this Agreement.  None of the proceeds of any of the Advances, the Term Loan or the letters of credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulation U.  No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”

(g)           Compliance with Laws.  Each Borrower is in compliance in all material respects with all federal, state and local laws, regulations and ordinances.

(h)           Debt.  No Borrower is in default with respect to any debt.

(i)            Anti-Terrorism Laws.

(i)            General.  No Borrower nor any Affiliate of any Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(ii)           Executive Order No. 13224.   No Borrower nor any Affiliate of any Borrower, or to any Borrower’s knowledge, any of its respective agents acting or benefiting in any capacity in connection with the loans, letters of credit or other transactions hereunder, is any of the following (each a “Blocked Person”):

(A)          a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(B)           a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(C)           a Person with which, to the best of the knowledge of the Borrowers, Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(D)          a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Anti-Terrorism Laws:

(E)           a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(F)           a Person who is affiliated with a Person listed above.

(j)            Subsidiaries.  As of the date of this Agreement, the Company does not have any direct or indirect Subsidiaries other than AJP, and AJP is a wholly-owned Subsidiary of the Company.

(k)           Integrated Business.  The Borrowers are and will be engaged as an integrated group in providing services and goods to their respective Customers.  The integrated operation will require financing on such a basis that credit supplied to the Borrowers be made available from time to time to all Borrowers and Subsidiaries of the Borrowers, as required for the successful operation of the Borrowers and the Subsidiaries separately, and the integrated operation as a whole.  In that connection, the Borrowers and the Subsidiaries will request that the Lender extend credit under this Agreement to the Borrowers to finance such operation.  Each Borrower will derive benefit, directly and indirectly, from the credit so extended to the Borrowers, both in its separate capacity and as a member of the integrated group.

(l)            ERISA.  No Borrower has incurred any material “accumulated funding deficiency” within the meaning of § 302 of ERISA or § 412 of the Code, nor has any Borrower incurred any material liability to the PBGC in connection with any “employee pension benefit plan” (as defined in § 3(2) of ERISA) established or maintained by a Borrower.  None of the employee pension benefit plans (as defined above) of a Borrower, nor any trusts created thereunder, nor any trustee or administrator thereof, has engaged in a “prohibited transaction,” as such term is defined in § 406 of ERISA or § 4975 of the Code, that could subject such plans or any of them, any such trust, or any trustee or administrator thereof, or any party dealing with such plans or any such trust to any material liability or tax or penalty on prohibited transactions imposed by such §§ 406 or 4975.  None of the Borrowers are now, or at any time in the past three (3) years have been, obligated to make contributions to a “multiemployer plan,” as such term is defined in § 4001(a)(3) of ERISA.

8.             Affirmative and Negative Covenants.  In consideration of credit extended or to be extended by the Lender, each Borrower covenants and agrees that, unless the Lender otherwise consents in writing:

(a)           Financial Reporting Requirements.  The Company shall deliver to the Lender:

(i)            within 120 days after the close of each of its fiscal years after the date hereof, audited consolidated, and unaudited consolidating, financial statements of the Company and its Subsidiaries, prepared in accordance with GAAP, comprised of consolidated and consolidating balance sheets, income statements, statements of equity and of cash flows, for the fiscal year then ended, accompanied, in the case of the audited financial statements, by an opinion of the Current Auditors or other independent certified public accounting firm reasonably satisfactory to the Lender, that does not contain any “going concern” or like qualifications or exception or qualifications arising out of the scope of the audit;

(ii)           within 45 days after the end of each quarter of each of its fiscal years, unaudited consolidated and consolidating financial statements of the Company and its Subsidiaries, comprised of consolidated and consolidating balance sheets and income statements, for the period then ended, prepared in accordance with GAAP;

(iii)          within 45 days after the end of each quarter of each of its fiscal years a Covenant Compliance Certificate of the Company’s chief financial officer for the period then ended;

(iv)          within 15 days after the end of each fiscal month of the Company (i) an appropriately completed Borrowing Base Certificate setting forth a calculation of the Borrowing Base as of the end of such fiscal month, and (ii) agings of accounts receivable of the Company and its Subsidiaries as of the end of such fiscal month;

(v)           within 45 days after the end of each fiscal quarter of the Company and its Subsidiaries, a contract backlog report relating to the contracts of the Company and its Subsidiaries as of the end of such fiscal quarter;

(vi)          within 120 days after the beginning of each fiscal year, consolidated and consolidating balance sheets, income statements and cash flows of the Company and its Subsidiaries setting forth projections for the next succeeding fiscal year, and setting forth in reasonable detail the assumptions underlying such projections;

(vii)         promptly after filing, copies of the annual federal income tax returns of the Company and its Subsidiaries;

(viii)        promptly after receipt, copies of any reports from auditors of Government Contracts;

(ix)           promptly upon receipt, copies of any reports submitted to any Borrower by independent certified public accountants in connection with examination of the financial statements of any Borrower made by such accountants; and

(x)            such other information concerning the Collateral or the financial condition of any Borrower as the Lender from time to time may reasonably request.

All financial statements and reports shall be in form and detail reasonably acceptable to the Lender and shall be certified to be accurate by a duly authorized officer of the Company.

(b)           Notices.  Each Borrower shall furnish to the Lender prompt written notice of (1) the occurrence of each Default or an Event of Default, (2) the institution of any litigation concerning any Borrower, (3) the institution by the Government of any investigation of or claim against any Borrower, (4) any final decision of a contracting officer disallowing costs aggregating more than $100,000 with respect to a Government Contract, (5) the results of any audit of its Government Contracts, and (6) any material modifications to, or any termination of, any material contract or agreement relating to any Eligible Receivables.

(c)           Collateral/Systems Examinations.  The Lender shall have the right to perform Collateral and systems examinations from time to time in accordance with its standard procedures.  The Borrowers agree to pay the Lender all costs incurred by it in connection with each such examination; provided that, if no Default has occurred, the Borrowers shall not be required to pay such costs or fee more frequently than twice during the one year period following the date of this Agreement or more frequently than once during any succeeding one-year period.  The Lender shall have the right to contact the contracting officers and the contract manager under contracts with Customers to discuss the status of such contracts; provided any such contact is coordinated in advance with the Company.

(d)           Compliance with Laws.  Each Borrower shall comply with all applicable laws and regulations, including, without limitation, ERISA, and shall pay all taxes, assessments or governmental charges lawfully levied or imposed on or against it or any of its properties.  No Borrower shall take any action that would result in the debarment or suspension of any Borrower from contracting with the Government.

(e)           Liens.  No Borrower shall permit any Lien to attach to any of its assets other than Permitted Liens.

(f)            Guaranties.  Neither a Borrower nor any Subsidiary shall guarantee, endorse, become contingently liable upon or assume the obligations of any Person, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

(g)           Debt.  No Borrower shall permit to exist any debt other than Permitted Debt.

(h)           Sale or Transfer of Assets.  No Borrower shall sell, lease, assign or otherwise dispose of any of its assets except for (1) sales in the ordinary course of business of any product or service marketed by any Borrower, and (2) the sale or other disposition, in each case for fair market value, of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business.

(i)            Dividends and Distributions.  Except as set forth in the next sentence, the Company shall not (1) declare or pay any dividends or make any other payments or distributions to its equity owners (other than reasonable compensation to owners who are employees) or (2) redeem, repurchase or retire any of its equity interests or pay any of its Subordinated Debt (collectively, a “Restricted Payment”).  If no Default has occurred or would occur after giving effect to such Restricted Payment or if, assuming that such Restricted Payment had been made on the last day of the immediately preceding fiscal quarter, the Borrowers would have been in compliance with the financial covenants set forth in Section 9 of this Agreement, then the Company may make any Restricted Payments.

(j)            Loans and Investments.  Except for the Permitted Investments, no Borrower shall make or permit to exist any loans to, or debt or equity investments in, acquire all or substantially all of the assets of, or merge or consolidate with any Person, other than accounts receivable that arise in the ordinary course of business.  Without limiting the generality of the foregoing, no Borrower shall acquire or form any Subsidiary, enter into any joint venture agreement, or become a partner in any partnership; provided that with the consent of the Lender, a Borrower may enter into joint venture or teaming agreements with other Persons to perform contracts.

(k)           Contract Assignments; Cash Collateral.  If required by the Lender, each Borrower shall execute and deliver to the Lender such assignments and acknowledgments as it shall require with respect to the Borrower’s contracts to provide for receivable payments to be made by Customers directly to the Lender (including properly noticed assignments of payments due the Borrowers under Government Contracts to the Lender in accordance with FACA), and each Borrower shall direct all automated clearing house and other electronic payments with respect to the accounts receivable to be made to the Lender.  If required by the Lender, each Borrower shall establish and maintain a lockbox account (“Lockbox”) with the Lender (on terms and conditions satisfactory to the Lender) and a depository account(s) (“Cash Collateral Account”).  Each Borrower shall instruct all Customers to make all payments on accounts receivable made by check through the Lockbox.  Each Borrower shall then cause (and the Lender is hereby irrevocably authorized to cause) the transfer of such collections from the Lockbox into the Cash Collateral Account.  Deposits into the Cash Collateral Account shall be applied by the Lender daily, subject to the Lender’s standard clearing procedures and clearing periods for deposited funds, to reduce the outstanding principal amount under the Revolving Credit.  All collections of accounts receivable to the extent received by any Borrower shall be held in trust for the benefit of the Lender and remitted, in the form received, to the Lender for deposit in the Cash Collateral Account immediately upon receipt by such Borrower or such Subsidiary. The Borrowers shall have no right of access to or withdrawal from the Cash Collateral Account; provided that if there are no outstanding Advances and no Default has occurred and is continuing, then all collections in the Cash Collateral Account shall be, subject to the Lender’s standard clearing procedures and clearing periods for deposited funds, transferred to the Company’s operating account with the Lender.

(l)            Affiliates.  No Borrower shall engage in business with any Affiliate of a Borrower except in the ordinary course of business and on terms that are no less favorable to such Borrower than would apply in an arm’s length transaction.

(m)          Banking Relationship.  Each Borrower shall maintain its commercial banking relationship with the Lender as long as the Revolving Credit remains in effect or any obligations relating thereto or to the Term Loan remains outstanding.

(n)           Subsidiaries.  Each Subsidiary formed or acquired by any Borrower, which acquisition or formation must be approved by the Lender as provided in this Agreement, shall become a Borrower under this Agreement and shall satisfy the following conditions upon the acquisition or formation of such Subsidiary:

(i)            The Subsidiary shall execute and deliver to the Lender an Assumptions Agreement and a Security Agreement.

(ii)           All legal matters incident to such Subsidiary becoming a Borrower shall be satisfactory to counsel for the Lender, and the Subsidiary shall execute and deliver to the Lender such additional documents and certificates as the Lender may reasonably request with respect to such Subsidiary becoming a Borrower.

(iii)          The Lender shall have received an opinion of counsel to the Subsidiary, addressed to the Lender, covering such matters as the Lender may reasonably request, in form and substance satisfactory to the Lender.

(iv)          Financing statements in form and substance satisfactory to the Lender shall have been properly filed in each office where necessary to perfect the security interest of the Lender in the Collateral of the Subsidiary, termination statements shall have been filed with respect to any other financing statements covering all or any portion of such Collateral (except with respect to Liens or security interests permitted by this Agreement), all taxes and fees with respect to such recording and filing shall have been paid by such Subsidiary and the Lender shall have received such lien searches or reports as it shall require confirming that the foregoing filings and recordings have been completed.

(v)           The Subsidiary shall have delivered the following documents to the Lender, each of which shall be certified as of the date on which it is to become a Borrower, by its secretary or representative performing similar functions:  (1) copies of evidence of all actions taken by the Subsidiary to authorize the execution and delivery of the other Loan Documents; (2) copies of the articles or certificate of incorporation and bylaws (or comparable organizational documents) of the Subsidiary; and (3) a certificate as to the incumbency and signatures of the officers executing the Loan Documents.

(vi)          The Lender shall have received a certificate of good standing and qualification (or similar instrument) issued by the appropriate state official of the state of incorporation of the Subsidiary, dated within 30 days of the date of its acquisition or formation.

(vii)         The Lender shall have received a listing and aging of accounts receivable, a listing of accounts payable of the Subsidiary, a report setting forth the status of all contracts relating to its Eligible Receivables and such other financial information of such Subsidiary as may be requested by the Lender from time to time, all of which shall be of a current date and shall be in form and substance satisfactory to the Lender.

(viii)        If required by the Lender, the Lender shall have received a satisfactory field examination of the Collateral and internal control systems of the Subsidiary performed by a consultant selected by the Lender, and the Borrowers shall have reimbursed the Lender for the cost of such consultant.

9.             Financial Covenants.  In consideration of credit extended or to be extended by the Lender, each Borrower covenants and agrees that, unless the Lender otherwise consents in writing:

(a)           Tangible Capital Funds.  The Company and its Subsidiaries on a consolidated basis shall maintain at all times Tangible Capital Funds of not less than the Minimum Compliance Level.

(b)           Fixed Charges Coverage Ratio.  For each period of four consecutive trailing fiscal quarters ending on the last day of each current fiscal quarter of the Company, the Company and its Subsidiaries on a consolidated basis shall maintain a ratio of Fixed Charges Coverage Ratio for such period of not less than 2.00 to 1.

(c)           Working Capital. The Company and its Subsidiaries on a consolidated basis shall maintain at all times Working Capital of not less than $5,000,000.

(d)           Capital Expenditures.  The Company and its Subsidiaries shall not permit consolidated capital expenditures to exceed $4,000,000 during the fiscal year ending on December 31, 2007, or $1,000,000 during any subsequent fiscal year.

10.           Events of Default.  Each of the following shall constitute an “Event of Default” under this Agreement:

(a)           Failure to Pay.  If a Borrower fails to make when due any installment or other payment owing to the Lender under the terms of this Agreement or any other Loan Document, and such failure shall continue uncured for seven (7) or more days after Borrower’s receipt of written notice thereof; provided that if more than two (2) such failures occur during any calendar year, the Lender shall not be required to provide written notice of any such additional failures to make payment on the due date during such year;

(b)           Failure to Observe Specific Covenants.  If the Borrowers fail to observe or perform any financial covenant contained in Section 9 of this Agreement;

(c)           Failure to Observe Other Covenants.  If any Borrower fails to perform or observe any other term, covenant, warranty or agreement contained in this Agreement and such failure shall continue for a period of thirty (30) days;

(d)           Defaults under Loan Documents.  If an event of default shall occur under any of the Notes or any other Loan Document and shall not be cured within any applicable grace period;

(e)           Breach of Representation.  If any representation or warranty made or deemed made by any Borrower in this Agreement or in any other Loan Document, or any representation  or warranty made by any Borrower in any certificate or report delivered pursuant to this Agreement or other Loan Document or in connection with any borrowing under this Agreement was materially untrue when made or deemed made, or is breached in any material respect;

(f)            Voluntary Bankruptcy.  If any Borrower makes an assignment for the benefit of creditors, files a petition in bankruptcy, petitions or applies to any tribunal for any receiver or any trustee of such Borrower or any substantial part of the property of such Borrower, or commences any proceeding relating to such Borrower under any reorganization, arrangement, composition, readjustment, liquidation or dissolution law or statute of any jurisdiction, whether in effect now or after this Agreement is executed;

(g)           Involuntary Bankruptcy.  If, within 60 days after the filing of a bankruptcy petition or the commencement of any proceeding against any Borrower seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the proceeding shall not have been dismissed, or, if within 60 days, after the appointment, without the consent or acquiescence of such Borrower, of any trustee, receiver or liquidator of any Borrower or all or any substantial part of the properties of such Borrower, the appointment shall not have been vacated;

(h)           Cross Default.  If, as a result of default, any present or future obligations in excess of $50,000 of any Borrower to the Lender or any other creditor are declared to be due and payable prior to the expressed maturity of such obligations, unless and to the extent that the declaration is being contested in good faith in a court of appropriate jurisdiction or pursuant to arbitration or mediation;

(i)            ERISA.  If any of the following events shall occur or exists with respect to any Borrower or any employee benefit or other plan established, maintained or to which contributions have been made by any Borrower, any Affiliate of any Borrower or any other Person that, together with the Borrowers, would be treated as a single employer under § 4001 of ERISA, and that the same would have a Material Adverse Effect:  (1) any prohibited transaction (as defined in § 406 of ERISA or § 4975 of the Code), (2) any reportable event (as defined in § 4043 of ERISA and the regulations issued thereunder), (3) the filing under § 4041 of ERISA of a notice of intent to terminate any such plan or the termination of such plan, or (4) the institution of proceedings by the PBGC under § 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan;

(j)            Material Adverse Change.  A material adverse change occurs in the financial or business condition of the Borrowers taken as a whole;

(k)           Judgment.  If a judgment, attachment, garnishment or other process in excess of $50,000 is entered against any Borrower and is not vacated or bonded within 30 days after entry;

(l)            Ownership.  If Anthony Piscitelli ceases to own at least 15% of the outstanding equity interests of the Company, or the Company ceases to own all of the outstanding equity interests of each other Borrower, directly or indirectly;

(m)          Dissolution.  The dissolution, liquidation or termination of existence of any Borrower;

(n)           Termination of Third Party Agreements.  If a Subordinated Creditor gives written notice to the Lender purporting to terminate the obligations of such Subordinated Creditor under the Subordination Agreement to which such Subordinated Creditor is a party;

(o)           Debarment, etc.  If any Borrower shall be debarred or suspended from any contracting with the Government; or if a notice of debarment or notice of suspension shall have been issued to any Borrower; or if a notice of termination for default or the actual termination for default of any Government Contract, shall have been issued to or received by any Borrower; or

(p)           Management.  If any of Anthony Piscitelli, Gary Sidorsky, Russ Scales, or John Rutledge ceases to be actively involved in the management of the Borrowers.

Upon the occurrence of an Event of Default, any obligation of the Lender to make Advances and the Term Loan and to issue letters of credit shall terminate and the Lender, at its option, by written notice to the Borrowers, may declare all obligations to the Lender under the Revolving Credit and Term Loan to be immediately due and payable.  The Lender is hereby authorized at any time or from time to time, without notice to the Borrowers (any such notice being expressly waived by the Borrowers), to setoff and apply any deposit (general or special, time or demand, provisional or final) or investment account at any time held, including any certificate of deposit, and other indebtedness at any time owed by the Lender or any of its affiliates, whether or not any such deposit or indebtedness is then due, to or for the credit or account of any Borrower against any and all of the obligation under the Revolving Credit and Term Loan.

11.           Miscellaneous.

(a)           Accounting Terms.  Each accounting term used in this Agreement, not otherwise defined, will have the meaning given to it under GAAP as in effect on the date of this Agreement, applied on a consistent basis.

(b)           Notices.  All notices, requests, demands and other communications provided for in this Agreement shall be in writing and shall be delivered by hand, sent prepaid by Federal

Express (or a comparable overnight delivery service), sent by telecopy or facsimile or sent by United States mail, certified, postage prepaid, return receipt requested, to the parties at their respective addresses set forth on the signature pages of this Agreement or at such other addresses as may be designated by such party from time to time in a writing forwarded in a like manner.  Any notice, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) upon the earliest of (1) the date it is actually received, (2) the Business Day after the day on which it is delivered by hand or transmitted by telecopy or facsimile, (3) the Business Day after the day on which it is delivered to Federal Express (or a comparable overnight delivery service), or (4) the third Business Day after the day on which it is deposited in the United States mail.

(c)           Indemnity.

(i)            Each Borrower releases and shall indemnify, defend and hold harmless the Lender and its respective officers, employees and agents, of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including, without limitation, reasonable legal fees) resulting from (i) acts or conduct of any Borrower under, pursuant or related to this Agreement and the other Loan Documents, (ii) any Borrower’s breach or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents, (iii) any Borrower’s failure to comply with any or all laws, statutes, ordinances, governmental rules, regulations or standards, whether federal, state or local (including, without limitation, Environmental Laws), or court or administrative orders or decrees, and (iv) any claim by any other creditor of any Borrower against the Lender arising out of any transaction whether hereunder or in any way related to  the Loan Documents and all costs, expenses, fines, penalties or other damages resulting therefrom, unless resulting solely from acts or conduct of the Lender constituting willful misconduct or gross negligence.

(ii)           Promptly after receipt by an indemnified party under subsection (a) above of notice of the commencement of any action by a third party, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof.  The omission so to notify the indemnifying party shall relieve the indemnifying party from liability which it may have to any indemnified party under such subsection only to the extent that the indemnifying party’s ability to defend such actions is materially prejudiced by such failure to so notify.  In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnified party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.

(iii)          These indemnity obligations shall survive the termination of this Agreement and payment of all obligations under the Revolving Credit and the Term Loan for a period of 2 years.

(d)           Further Assurances.  Each Borrower hereby consents and agrees that in the event any of the Loan Documents misstate or inaccurately reflect the true and correct terms and provisions concerning the Revolving Credit, the letters of credit or the Term Loan and said misstatement or inaccuracy is due to the unilateral mistake on the part of the Lender, mutual mistake on the part of the Lender and the Borrowers or clerical error, then in such event the Borrowers shall, upon request of the Lender and in order to correct such misstatement or inaccuracy, execute such new documents as the Lender may deem necessary to remedy said inaccuracy or mistake.  The Borrowers agree to execute all such other and further documents as may or shall be necessary, as determined solely by the Lender, in order to give effect to the Loan Documents executed and so as to confirm the transactions described in this Agreement.  The Borrowers agree to comply with the requirements of the Lender pursuant to this Section within ten (10) days after written notice.

(e)           Advertisement.  The Lender, with the prior written consent of the Company, shall have the right to announce and publicize the financing established hereunder.

(f)            Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the Lender and the Borrowers, and their respective successors and assigns, provided that no Borrower may assign or transfer its rights under this Agreement without the prior written consent of the Lender.

(g)           Sole Agreement.  This Agreement and the other Loan Documents represent the entire agreement between the Lender and the Borrowers with respect to the subject matter hereof and thereof, and supersede all prior commitments with respect hereto and thereto and may be modified only by an agreement in writing.  If there are any conflicts between the terms of this Agreement or any other Loan Document, the terms of this Agreement shall be controlling.

(h)           Survival of Agreement.  All terms contained in this Agreement shall survive the delivery of this Agreement and the other Loan Documents and the making of the Advances and the Term Loan and the issuance of the letters of credit hereunder and shall remain in full force and effect until the obligations under the Revolving Credit and Term Loan are fully discharged.

(i)            Waiver.  The rights of the Lender under this Agreement and the other Loan Documents shall be in addition to all other rights provided by law.  No waiver of any provision of this Agreement, or any other Loan Document, shall be effective unless in writing, and no waiver shall extend beyond the particular purpose involved.  No waiver in any one case shall require the Lender to give any subsequent waivers.

(j)            Governing Law.  This Agreement will be governed by the laws of the Commonwealth of Virginia, without reference to conflict of laws principles.

(k)           Expenses.  Whether or not credit is extended to the Borrowers under this Agreement, the Borrowers shall pay all out-of-pocket expenses (including reasonable attorneys’ fees) incurred by the Lender in connection with the preparation of this Agreement and the other Loan Documents and the transactions contemplated by this Agreement.

(l)            Waiver of Jury Trial.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE LENDER AND THE BORROWERS KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY BASED ON, ARISING OUT OF OR UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

(m)          Counterparts.  This Agreement may be executed in counterparts, and all such counterparts together shall constitute one and the same Agreement.

(n)           Joint and Several Liability.  The representations, warranties, covenants and agreements contained in this Agreement and the other Loan Documents shall be deemed to have been given and undertaken by the Borrowers jointly and severally.

[Signatures on the following pages]

WITNESS the following signatures.

LENDER:

COMMERCE BANK, N.A.,
a national banking association]

By:
Name:
Title:

Address for Notices:

Frank J. Merendino, Vice President
Government Contractor Lending Group
Commerce Bank
2070 Chain Bridge Road, Suite 135
Vienna, VA. 22182
Telecopy Number: (703) 663-4367

BORROWER:

AMERICAN DEFENSE SYSTEMS, INC.,
a Delaware corporation

By:
Name:
Title:

Address for Notices:

American Defense Systems, Inc.
230 Duffy Avenue, Unit C
Hicksville, New York 11801
Telecopy Number: (516) 390-5308

[Signatures continue on the following page]

BORROWER:

A. J. PISCITELLI & ASSOCIATES, INC.,
a New York corporation

By:
Name:
Title:

Address for Notices:

A.J. Piscitelli & Associates, Inc.
230 Duffy Avenue, Unit C
Hicksville, New York 11801
Telecopy Number: (516) 390-5308

SCHEDULE OF DEFINED TERMS

“Advance” means any advance of funds under the Revolving Credit.

“Affiliate” means, with respect to any Person, (a) any Person which, directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) any person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the equity interests having ordinary voting power for the election of directors (or comparable equivalent) of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  Control may be by ownership, contract, or otherwise.

“Anti-Terrorism Laws” means any statute, treaty, law (including common law), ordinance, regulation, rule, order, opinion, release, injunction, writ, decree or award of any governmental authority relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Applicable Margin” means as of the date of the Agreement, 1.75%.  Based on the Leverage Ratio in effect on the last day of each fiscal quarter of the Company, beginning on June 30, 2007 the Applicable Margin shall be adjusted to the percentage corresponding to the applicable Leverage Ratio :

Leverage Ratio	Applicable Margin
Less than 1 to 1	1.75%
Greater than or equal to 1 to 1 and less than 2 to 1	2.10%
Greater than or equal to 2 to 1	2.45%

The Applicable Margin shall be adjusted as of the first day of the calendar month following receipt by the Lender of the Company’s quarterly financial statements and Covenant Compliance Certificate; provided that any reduction in the Applicable Margin shall not become effective so long as an Event of Default has occurred and is continuing; provided, further, if  such statements are not received within the required time limits, the Applicable Margin shall be equal to the highest percentage until the next adjustment date at the option of the Lender.

“Assumption Agreement” means an assumption agreement, in form and substance acceptable to the Lender, executed by a Subsidiary that becomes a Borrower in accordance with the provisions of this Agreement, and providing for such Subsidiary to assume and become jointly and severally liable for the Obligations.

“At-Risk Work” means work performed under Government Contracts, or any other contract, (a) for which funds have not been appropriated and allocated, (b) that have not been awarded or (c) for which all required contract documents, including any documents required to modify or renew a contract previously awarded, have not been executed.

“Base Rate” means-the “Prime Rate” of interest as published in the “Money Rates” section of The Wall Street Journal on the applicable date (or the highest “Prime Rate” if more than one is published) as such rate may change from time to time.  If The Wall Street Journal ceases to be published or goes on strike or is otherwise not published, the Lender may use a similar published prime or base rate.  The Base Rate is not necessarily the lowest or best rate of interest offered by the Lender to any borrower or class of borrowers.

“Bonded Receivables” means any account receivable arising out of a contract under which the performance of a Borrower is guaranteed by a surety bond.

“Borrowing Base” means, at the time in question, (a) the sum of the following, without duplication (1) 90% of amounts due with respect to Eligible Government Receivables, plus (2) 80% of amounts due with respect to Eligible Commercial Receivables, minus (b) any applicable Borrowing Base Reductions.  At the Lender’s option, the Borrowing Base shall be adjusted on a weekly basis to reflect all billings and collections.

“Borrowing Base Certificate” means a certificate of the Company containing a computation of the Borrowing Base, substantially in the form attached hereto as Exhibit A.

“Borrowing Base Reductions” means, at any time, the sum of the following (a) any outstanding letters of credit issued by the Lender or any Affiliate of the Lender for the account of any Borrower, (b) any Rate Variance Liability, and (c) the Fixed Asset Costs Reserve.

“Business Day” shall mean, each day on which the Lender is open for business, and with respect to the determination of LIBOR, a day on which the Lender is open for business and on which dealings in U.S. dollar deposits are carried on in the London Inter-Bank Market.

“Cash Flow Available for Fixed Charges” means, for any period, EBITDA for such period, less (i) taxes and capital expenditures paid in cash by the Company and its Subsidiaries during such period and (ii) cash dividends and distributions paid by the Company to its shareholders during such period.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations issued pursuant thereto.

“Collateral” means any real or personal property securing any Obligations at any time.

“Contras” means any account receivable of Borrower that is due from a Customer to whom a Borrower or a Subsidiary is indebted.

“Covenant Compliance Certificate” means a certificate setting forth calculations and otherwise reflecting compliance by the Company with the covenants in the Loan Documents, substantially in the form attached hereto as Exhibit B.

“Cross-Aged Receivables” means all account receivables of a Borrower (a) due from a Customer other than the Government if more than 50% of the aggregate amount of all accounts receivable due from such Customer are aged more than 90 days from the date of the Initial Invoice for such account receivable, or (b) due under any particular Government Contract if any account receivable under such Government Contract is aged more than 90 days from the date of the Initial Invoice for such account receivable.

“Customer” means any Person obligated on an account receivable of any Borrower or a Subsidiary.

“Default” means any Event of Default or any event that with the giving of notice, or lapse of time, or both, would constitute an Event of Default.

“EBITDA” means, for any period, consolidated Net Income of the Company and its Subsidiaries for such period, plus, to the extent deducted in determining Net Income, depreciation, amortization and interest expense, taxes and, with the Lender’s prior approval thereof, non-recurring charges to Net Income, minus, to the extent added in determining Net Income, non-cash gains.

“Eligible Commercial Receivable” means an Eligible Receivable that is not an Eligible Government Receivable.

“Eligible Government Receivable” means an Eligible Receivable arising out of a Government Contract on which a Borrower is the prime contractor.

“Eligible Receivables” means such accounts receivable of a Borrower that are and at all times continue to be reasonably acceptable to the Lender in all respects.  Criteria for eligibility shall be fixed and revised by the Lender from time to time in its sole discretion.  In general, an account receivable shall not be an Eligible Receivable unless (a) it represents a valid obligation of the Customer to pay for goods sold or services rendered, (b) it has been appropriately billed in accordance with the terms of the applicable contract and no more than 90 days have elapsed from the Initial Invoice date, (c) the goods or services have been finally accepted by the Customer, (d) all payments, setoffs, bad debt reserves, discounts, allowances and credits have been deducted, (e) the Lender has a perfected first priority security interest in such account receivable and such account receivable conforms to the representations and warranties contained in the Security Agreement, (f) the Customer is not an Affiliate, a foreign Person or a creditor of any Borrower, and (g) the Lender is satisfied with the credit standing of the Customer.  Eligible Receivables shall not include At-Risk Work, Bonded Receivables, Cross-Aged Receivables, Contras, cost overruns, progress payments, costs incurred in excess of approved or allowed billing rates, rebillings or retainages or any account receivable pursuant to which payment of any portion thereof is assigned to or for the benefit of a subcontractor, either directly or pursuant to an escrow arrangement.

“Environmental Laws” means any and all Federal, foreign, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees and any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, protection of the environment, or the impact of pollutants, contaminants or toxic or hazardous substances on human health or the environment, as now or may at any time hereafter be in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“FACA” means, collectively, the Federal Assignment of Claims Act of 1940, as amended, 31 U.S.C. § 3727, 41 U.S.C. § 15, any applicable rules, regulations and interpretations issued pursuant thereto, and any amendments to any of the foregoing.

“Fixed Assets Costs Reserve” means the lesser of $2,000,000 or the aggregate amount of capital expenditures funded with the Term Loan, other than for the costs incurred for the purchase of accounting software, equipment and fixed assets which will be located in the continental United States.

“Fixed Charges” means, for any period, consolidated interest expense of the Company and its Subsidiaries, including interest expense under capital leases, plus principal repayments of long term debt scheduled to be repaid during such period, including principal payments under capital leases.

“Fixed Charges Coverage Ratio” means, at the end of each fiscal quarter of the Company, the ratio of (a) Cash Flow Available for Fixed Charges for the 12-month period then ended, to (b) Fixed Charges for the 12-month period then ended.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Government” means the United States of America and any of its departments and agencies.

“Government Contract” means any contract with the Government under which a Borrower is the prime contractor or a subcontractor.

“Hedging Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts,

commodity agreements and other similar agreements or arrangements designed to protect against fluctuations in interest rates, currency values or commodity values.

“Initial Invoice” means, with respect to any account receivable, the first invoice relating to the applicable goods shipped or services rendered, and not any subsequent invoice or rebilling relating thereto.

“Leverage Ratio” means, at any time, the ratio of consolidated total liabilities of the Company and its Subsidiaries, as determined in accordance with GAAP, minus outstanding Subordinated Debt, to Tangible Capital Funds.

“LIBOR” means the London Interbank Offered Rate (LIBOR) for a one-month period as published in the “Money Rates” Section of The Wall Street Journal on the applicable date as such rate may change from time to time.  If The Wall Street Journal ceases to be published or goes on strike or is otherwise not published, the Lender may use a similar published one-month LIBOR.

“Lien” means any mortgage, deed of trust, assignment, pledge, lien, security interest, charge, escrow or encumbrance of any kind or nature, including the interest of a lessor under a capitalized lease.

“Loan Documents” means the Agreement, the Revolving Credit Note, the Term Note, each Security Agreement, each Subordination Agreement, and any other document that evidences, secures, governs or otherwise relates to any of the Revolving Credit or the Term Loan, including, without limitation, any letter of credit application and agreement, negative pledge agreement, deed of trust, mortgage, security agreement, pledge agreement or assignment.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets or liabilities of the Borrowers taken as a whole, (ii) the ability of any Borrower to perform any of its respective material obligations under the Loan Documents, (iii) the rights and remedies of the Lender under any of the Loan Documents, or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Minimum Compliance Level” means $7,000,000 as of the date of this Agreement, and adjusted upward, effective as of December 31, 2007, and as of the end of each fiscal year of the Company thereafter, by an amount equal to the sum of 50% of the consolidated Net Income of the Company and its Subsidiaries for such fiscal year, with each of the foregoing increases being fully cumulative, and with no reduction being made on account of any negative consolidated Net Income of the Company and its Subsidiaries for any fiscal year.  As an example, if Net Income for the fiscal year ending December 31, 2007 was $500,000 and the Net Income for the fiscal year ending December 31, 2008 was $1,000,000, the Minimum Compliance Level effective December 31, 2007 and 2008 would be $7,250,000 and $7,750,000, respectively.

“Net Income” means, for any period, the consolidated gross revenues of the Company and its Subsidiaries for such period less all consolidated operating and non-operating expenses (including taxes) of the Company and its Subsidiaries for such period, all as determined in accordance with GAAP.

“Obligations” means all indebtedness, liabilities and obligations of any Borrower to the Lender or any Affiliate of the Lender, whether now existing or arising in the future, direct or indirect, fixed or contingent, whether related or unrelated to the Revolving Credit, and whether of a similar or different class, including, without limitation, Hedging Agreements, overdrafts, guaranties and obligations to reimburse the Lender for amounts paid by it under letters of credit issued by the Lender for the account of any Borrower, and amounts due under any credit card issued by the Lender or any Affiliate of the Lender to any Borrower.

“Permitted Debt” means (a) the Obligations, (b) purchase money financing and capitalized lease obligations for fixed assets not exceeding $100,000 in the aggregate outstanding at any time, and (c) ordinary and customary trade accounts payable.

“Permitted Investments” means (a) travel advances made to employees of the Company and its Subsidiaries in the ordinary course of business, and (b) loans to employees, officers or directors of the Company and its Subsidiaries not exceeding $50,000 in the aggregate at any time outstanding.

“Permitted Liens” means (a) Liens securing the Obligations, and (b) Liens securing any purchase money financing or capitalized lease obligations described in the definition of Permitted Debt.

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, governmental subdivision or agency or any other entity of any nature.

“Rate Variance Liability” means, at any time, the amount, as estimated by the Lender in good faith, by which the aggregate amount of indirect costs used by the Company and its Subsidiaries for purposes of calculating the billing rates under Government Contracts is in excess of the actual aggregate amount of indirect costs that the Company and its Subsidiaries are entitled to include in such billing rates under the terms of Government Contracts.

“Revolving Credit Note” means a promissory note, substantially in the form attached hereto as Exhibit C, in the principal amount of the Revolving Credit, made by the Borrowers, and evidencing the joint and several obligations of the Borrowers to repay the Advances, together with accrued interest, and any amendments to or replacements of such promissory note.

“Security Agreement” means a security agreement from each Borrower, substantially in the form attached hereto as Exhibit D, creating a first priority security interest in the Collateral.

“Subordinate Creditor” means any Person that subordinates debt of any Borrower held by such Person to the Obligations.

“Subordinated Debt” means debt of any Borrower subordinated to the Obligations on terms acceptable to the Lender.

“Subordination Agreement” means, individually and collectively, each subordination agreement from a Subordinate Creditor, on the Lender’s standard form, together with any amendments to such subordination agreement.

“Subsidiary” means, with respect to any Person at any time, (i) any corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person or owned by a corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person; (ii) any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person; and (iii) any partnership, joint venture, limited liability company or other entity of which ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at such time owned directly or indirectly, beneficially or of record, by, or which is otherwise controlled directly, indirectly or through one or more intermediaries by, such Person or one or more Subsidiaries of such Person.  Unless otherwise specified, the term “Subsidiary” when used in this Agreement shall mean a Subsidiary of the Company.

“Tangible Capital Funds” means, at any time, the sum of Tangible Net Worth plus outstanding Subordinated Debt.

“Tangible Net Worth” means, at any time, amounts that would be included under stockholders’ equity on the consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP consistently applied, provided that, in any event, such amounts are to be net of amounts carried on the books of the Company and its Subsidiaries for (1) any write-up in the book value of any assets resulting from a revaluation subsequent to the date of this Agreement, (2) treasury stock, (3) unamortized debt discount expense, (4) any cost of investments in excess of net assets acquired at any time of acquisition, (5) loans, advances or other amounts owed to the Company or any Subsidiary by any officer, director, shareholder or employee of the Company or any Subsidiary or any Affiliate of the Company, other than travel advances to employees in the ordinary course of business, (6) investments in any Affiliate of the Company that is not a wholly owned Subsidiary of the Company, (7) unmarketable securities, and (8) patents, patent applications, copyrights, trademarks, trade names, goodwill, research and development costs, organizational expenses, capitalized software development costs and other like intangibles.

“Termination Date” means April 30, 2010, as the same may be extended from time to time by the Lender in its sole discretion.

“Term Note” means a promissory note, substantially in the form attached hereto as Exhibit E, in the principal amount of the Term Loan, made by the Borrowers, and evidencing the joint and several obligations of the Borrowers to repay the Term Loan, together with accrued interest, and any amendments to or replacements of such promissory note.

“Unused Revolving Credit Balance” means, at any time, the amount by which the Revolving Credit Amount exceeds the outstanding Advances.

“Working Capital” means, at any time, (i) consolidated current assets, (ii) plus any prepaid expenses not included in consolidated current assets, (iii) minus consolidated current liabilities, and (iv) minus the aggregate amount of outstanding Advances and letters of credit not included in consolidated current liabilities, all as determined for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.